                                                                    EXHIBIT 2.19


                               PURCHASE AGREEMENT

                                    BETWEEN

                                  WEDR, INC.,
                                     SELLER

                                      AND

                  EVERGREEN MEDIA CORPORATION OF LOS ANGELES,
                                     BUYER


                     Sale of Certain Assets and Assignment
                      of Licenses Used or Held for Use in
                        the Operation of Station WEDR-FM
                                 Miami, Florida


                           Dated as of June 27, 1996

                               TABLE OF CONTENTS
                               -----------------

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ARTICLE 1 ASSETS TO BE CONVEYED.............................................................   1

         1.1  Licenses and Authorizations...................................................   1
         1.2  Station Equipment.............................................................   1
         1.3  Contracts.....................................................................   1
         1.4  Real Property.................................................................   2
         1.5  Call Signs, Promotional Materials and Intangibles.............................   2
         1.6  Records.......................................................................   2
         1.7  Accounts Receivable...........................................................   3
         1.8  Excluded Assets...............................................................   3

ARTICLE 2 ASSUMPTION OF LIABILITIES.........................................................   4

         3.1  Purchase Price................................................................   4
         3.2  Allocation....................................................................   4

ARTICLE 4 PRORATIONS AND ADJUSTMENTS........................................................   5

ARTICLE 5 NON-COMPETITION AGREEMENT.........................................................   5

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER..........................................   6

         6.1  Organization..................................................................   6
         6.2  Authorization.................................................................   6
         6.3  No Breach.....................................................................   6
         6.4  Station Licenses..............................................................   6
         6.5  Station Applications..........................................................   7
         6.6  Title to Assets...............................................................   7
         6.7  Condition of Equipment........................................................   7
         6.8  Condition of Real Property....................................................   7
         6.9  Contracts.....................................................................   9
         6.10 Employees.....................................................................   9
         6.11 Employee Benefit Plans........................................................  10
         6.12 Litigation....................................................................  10
         6.13 Payment of Taxes..............................................................  10
         6.14 Compliance With Laws..........................................................  11
         6.15 Insolvency Proceedings........................................................  11
         6.16 Citizenship...................................................................  12
         6.17 Patents, Trademarks, Copyrights...............................................  12
         6.18 Financial Statements..........................................................  12


                                       i
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         6.19 Cashflow......................................................................  13
         6.21 No Misleading Statements......................................................  13

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER...........................................  13

         7.1 Organization...................................................................  13
         7.2 Authorization..................................................................  13
         7.3 No Breach......................................................................  13
         7.4 Litigation.....................................................................  13
         7.5 No Misleading Statements.......................................................  14
         7.6 Qualification as Broadcast Licensee............................................  14
         7.7 Financial Capacity.............................................................  14
         7.8 Commission or Finder's Fees....................................................  14

ARTICLE 8 ENVIRONMENTAL MATTERS.............................................................  14

         8.1  Definitions...................................................................  14
              8.1.1   "Hazardous Materials".................................................  14
              8.1.2   "Environmental Conditions"............................................  15
              8.1.3   "Environmental Noncompliance".........................................  15
              8.1.4   "Claims"..............................................................  15
              8.1.5   "Expenses"............................................................  15

         8.2  No Environmental Indemnification by Seller                                      16

         8.3  Seller's Environmental Representations and Warranties.........................  16
              8.3.1   No Proceedings........................................................  16
              8.3.2   Environmental Compliance..............................................  16
              8.3.3   Asbestos..............................................................  16
              8.3.4   Hazardous Materials...................................................  16
              8.3.5   Releases..............................................................  16
              8.3.6   Underground Storage Tanks.............................................  17

 ARTICLE 9 PRE-CLOSING OBLIGATIONS..........................................................  17

         9.1  Application for Commission Consent............................................  17
         9.2  Hart-Scott-Rodino Act.........................................................  17
         9.3  Other Governmental Consents...................................................  17
         9.4  Financial Information.........................................................  17
         9.5  Consents......................................................................  18
         9.6  Environmental Site Assessment; Right of Termination...........................  18
         9.7  Title Insurance...............................................................  18
         9.8  Surveys.......................................................................  18
         9.9  Cashflow Audit................................................................  18
         9.10 Confidentiality...............................................................  18
         9.11 Access........................................................................  19


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         9.12  Employee Matters.............................................................  19
         9.13  Operations Prior to Closing..................................................  19
         9.14  Adverse Developments.........................................................  20
         9.15  Administrative Violations....................................................  20
         9.16  Bulk Sales Act...............................................................  21
         9.17  Control of Station...........................................................  21
         9.18  Adverse Developments.........................................................  21
         9.19  No Inconsistent Action.......................................................  21

ARTICLE 10 CONDITIONS PRECEDENT.............................................................  21

         10.1  Mutual Conditions............................................................  21
               10.1.1  Governmental Consents................................................  21
               10.1.2  Absence of Litigation................................................  21

         10.2  Conditions to Buyer's Obligation.............................................  22
               10.2.1  Representations and Warranties.......................................  22
               10.2.2  Compliance with Conditions...........................................  22
               10.2.3  No Material Adverse Development......................................  22
               10.2.4  Title Commitment and Surveys.........................................  22
               10.2.5  Validity of Station Licenses.........................................  22
               10.2.7  Third Party Consents.................................................  22
               10.2.9  Settlement of Claims.................................................  23
               10.2.10 Finality.............................................................  23
               10.2.11 Cashflow.............................................................  23
               10.3.1  Representations and Warranties.......................................  23
               10.3.3  Payment..............................................................  24

ARTICLE 11 CLOSING..........................................................................  24

         11.1  Closing Date.................................................................  24
         11.2  Performance at Closing.......................................................  24
               11.2.1  By Seller............................................................  24
               11.2.2  By Buyer.............................................................  25
               11.2.3  Other Documents and Acts.............................................  25

ARTICLE 12 POST-CLOSING OBLIGATIONS.........................................................  26

         12.1  Indemnification..............................................................  26
               12.1.1  Buyer's Right to Indemnification.....................................  26
               12.1.2  Seller's Right to Indemnification....................................  26
               12.1.3  Conduct of Proceedings...............................................  27
               12.1.4  Indemnification Not Sole Remedy......................................  27
               12.1.5  Right of Offset......................................................  27
               12.1.6  Limits on and Conditions of Indemnification;
                       Threshold and Cap....................................................  27
               12.1.7  Post-Closing Access..................................................  27


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ARTICLE 13 DEFAULT AND REMEDIES.............................................................  28

         13.1  Termination by Seller Upon Buyer's Default...................................  28
         13.2  Termination by Buyer Upon Seller's Default...................................  28
         13.3  Breach and Opportunity to Cure...............................................  29
         13.4  Escrow Deposit...............................................................  29
         13.5  Seller's Remedies............................................................  29
         13.6  Buyer's Remedies.............................................................  29

ARTICLE 14 TERMINATION......................................................................  30

         14.1  Absence of Commission Consent................................................  30
         14.2  Designation for Hearing......................................................  30
         14.3  Damage.......................................................................  30
               14.3.1  Risk of Loss.........................................................  30
               14.3.2  Failure of Broadcast Transmission....................................  31
               14.3.3  Resolution of Disagreements..........................................  31

         14.4  Legal Actions................................................................  31

ARTICLE 15 GENERAL PROVISIONS...............................................................  32

         15.1  Brokerage....................................................................  32
         15.2  Expenses.....................................................................  32
         15.3  Notices......................................................................  32
         15.4  Attorneys' Fees..............................................................  33
         15.5  Survival of Representations, Warranties and
               Indemnification Rights.......................................................  33
         15.6  Exclusive Dealings...........................................................  34
         15.7  Waiver.......................................................................  34
         15.8  Assignment...................................................................  34
         15.9  Entire Agreement.............................................................  34
         15.10 Counterparts.................................................................  34
         15.11 Construction.................................................................  34
         15.12 Schedules and Exhibits.......................................................  34
         15.13 Severability.................................................................  35
         15.14 Choice of Law................................................................  35
         15.15 Counsel......................................................................  35
         15.16 Public Statements............................................................  35

                             SCHEDULES AND EXHIBITS



Exhibit A          Non-competition Agreement
Exhibit B          Opinion of Seller's Counsel
Exhibit C          Opinion of Buyer's Counsel
Exhibit D          Escrow Agreement


Schedule 1.1           Station Licenses
Schedule 1.2           Station Equipment
Schedule 1.3(a)        Operating Contracts
Schedule 1.3(c)        Sales Agreements
Schedule 1.3(d)        Trade Agreements
Schedule 1.3(e)        Barter Agreements
Schedule 1.4           Real Property
Schedule 1.5           Intangible Property
Schedule 1.8           Excluded Assets
Schedule 6.1           Addresses of Seller's Business Operations
Schedule 6.6(a)        Title to Assets
Schedule 6.6(b)        Permitted Liens
Schedule 6.8(c)        Assignment of Lease Agreements
Schedule 6.10          Employees
Schedule 6.11          Employee Plans
Schedule 6.12          Litigation
Schedule 6.14(c)   FCC Letter Regarding EEO Efforts
Schedule 6.18          Financial Statements Provided to Buyer
Schedule 6.20          Sufficiency of Assets

                           ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is made and entered this June 27, 1996, between WEDR, INC., a Florida corporation ("Seller"), and EVERGREEN MEDIA CORPORATION OF LOS ANGELES, a Delaware corporation ("Buyer").

                                  BACKGROUND:

        Seller is the licensee, owner and operator of Broadcast Station WEDR-FM,
99.1 MHz, Miami, Florida (the "Station"), pursuant to certain authorizations issued by the Federal Communications Commission (the "Commission" or "FCC"), and owns certain assets used or held for use solely in connection with the operation of the Station. Seller desires to sell and assign and Buyer desires to purchase and acquire substantially all of the property and assets used or held for use in the operation of the Station upon the terms set forth in this Agreement (the "Transaction"). The parties acknowledge that the licenses issued by the Commission for the operation of the Station may not be assigned without the prior written consent of the Commission. Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE 1

                             ASSETS TO BE CONVEYED

        On the Closing Date (as defined below), subject to and in reliance upon the covenants, representations, warranties and agreements set forth herein, and subject to the terms and conditions contained herein, Seller shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase from Seller, all of the assets used or held for use in the operation of the Station including, without limitation, the following (collectively, the "Assets") but specifically excluding the Excluded Assets (as defined below):

        1.1 Licenses and Authorizations. All licenses, permits, permissions and other authorizations issued to Seller for the operation of the Station by the Commission or any other governmental agencies, including, but not limited to, those listed on Schedule 1.1 and the right to use the Station's call letters (the "Station Licenses"), and all applications for modification, extension or renewal thereof, and any pending applications for any new licenses, permits or authorizations pending on the Closing Date (the "Station Applications").

        1.2 Station Equipment. Except for Excluded Assets, all the fixed and tangible personal property used or held for use in the operation of the Station including, but not limited to, the transmitters, towers, ground system and studio equipment listed on Schedule 1.2 together with any replacements, improvements, or additions thereto made between the date hereof and the Closing Date (the "Station Equipment").

        1.3 Contracts. All rights of Seller or others for the benefit of the Station under (a) all agreements, contracts or leases described on Schedule 1.3(a); (b) such other contracts, agreements or leases entered into (i) with the written consent of Buyer, or (ii) in the ordinary course of business and consistent with past practice, between the date of this Agreement and the Closing Date, that (x) are approved in writing by Buyer, or
(y) do not, in the aggregate, impose obligations in excess of Ten Thousand Dollars ($10,000) on Buyer (the contracts, agreements and leases described in clauses (a) and (b) are collectively referred to as the "Operating Contracts");
(c) all contracts for the sale of time on the Station for cash (i) at rates substantially in accordance with the Station's past practices with a remaining term at Closing of six (6) months or less, (ii) set forth on Schedule 1.3(c), or
(iii) entered into with the written consent of Buyer ("Sales Agreements"), (d) contracts for the sale of time on the Station in exchange for merchandise or services used or useful for the benefit of the Station to the extent that such contracts (i) were entered into in the ordinary course of business, (ii) are preemptible for cash time sales, and (iii) obligate Buyer to provide advertising time only on a "run of schedule" basis ("Trade Agreements"), and (e) contracts for the sale of time on the Station in exchange for programming set forth on
Schedule 1.3(e) or entered into after the date of this Agreement with the written consent of Buyer ("Barter Agreements"). (The Operating Contracts, Sales Agreements, Trade Agreements, and Barter Agreements are referred to collectively as the "Contracts.") In the event that the Trade Agreements and Barter Agreements to be assumed have a Negative Trade Balance (as defined below) of $20,000 or more on the Closing Date, the Purchase Price (as defined in Section
3) will be reduced by the amount of the Negative Trade Balance. "Trade Balance" means the difference between the aggregate value of time owed pursuant to the Trade Agreements and Barter Agreements (based upon the rates for cash sales on the Station in effect on the Closing Date) on the Closing Date ("Trade Obligations") and the aggregate value of goods and services to be received after the Closing Date pursuant to the Trade Agreements and Barter Agreements ("Trade Assets"). The amount of the Negative Trade Balance, if any, is the amount by which Trade Obligations exceed Trade Assets.

        1.4 Real Property. Except for Excluded Assets, all right, title and interest in the real property used or held for use or necessary in the operation of the Station and owned, leased, or licensed by Seller or its affiliates, as described in Schedule 1.4, or acquired for the benefit of the Station by Seller or its affiliates with the written consent of Buyer between the date of this Agreement and Closing Date (the "Real Property").

        1.5 Call Signs, Promotional Materials and Intangibles. All of Seller's or its affiliates' rights in the Station's call signs, copyrights, patents, trademarks, trade names, slogans, logos, service marks, computer software, magnetic media, data processing files, systems and programs, business lists, trade secrets, sales and operating plans, all goodwill of the Station and other similar intangible property rights used or held for use in the operation of the Station, including but not limited to the intangible property identified on
Schedule 1.5 (the "Intangible Property").

        1.6 Records. All records, including but not limited to all books of account, customer lists, supplier lists, computer programs and software, employee personnel files, local public inspection file materials, engineering data, logs, programming records, consultants' reports, ratings reports, budgets, marketing and demographic data, financial reports and projections, lists of advertisers, promotional materials, and sales, operating and business plans, relating to or used in the operation of the Station or necessary or desirable to show compliance with any law or regulation applicable to the Station or the operation of the Station and not pertaining solely to Seller's internal corporate affairs or Seller's affiliates' other stations or interests (the "Station Records").

        1.7 Accounts Receivable. At the consummation of the transaction contemplated by this Agreement on the Closing Date, Seller shall assign to Buyer, for purpose of collection only, all of Seller's accounts receivable arising from the operation of the Station (the "Receivables"). For a period of one hundred twenty days (120) after the Closing Date (the "Collection Period"), Buyer will collect the Receivables for Seller's benefit. Buyer will not adjust, compromise or settle any dispute concerning the Receivables without prior written consent of Seller. Buyer will apply funds collected first to Seller's Receivables. By the tenth (10th) day following the close of each calendar month following the Closing Date, Buyer shall pay to Seller all amounts collected on account of the Receivables during the previous calendar month and shall deliver to Seller an itemized list of the Receivables collected. Within one hundred thirty days (130) of the Closing Date, Buyer will deliver to Seller the balance of amounts collected on account of the Receivables. Buyer shall then reassign to Seller the Receivables that remain uncollected.

        1.8 Excluded Assets. It is understood and agreed that the following assets shall not be among the Assets purchased pursuant to this Agreement:

             (a) Seller's cash on hand as of the Closing and any of Seller's interests in its bank accounts and all of Seller's other cash, cash equivalents, securities, investments, deposits, prepayments (including prepaid taxes and insurance), tax refunds and overpayments;

             (b) Any insurance policies and proceeds thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposits or other similar items and cash surrender value in regard thereto;

             (c) Any pension, profit-sharing, or employee benefit plans, including all of Seller's interest in any Employee Plan (as defined in Section 6.11), and any collective bargaining agreements;

             (d) Any accounts receivable outstanding on the Closing Date subject to Section 1.7 hereof;

             (e) Any agreements not included among the Contracts;

             (f) All tax returns and supporting materials, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, all corporate minutes and records, and all records of Seller relating to the sale of the Assets;

             (g) Any interest in and to any refunds of federal, state, or local franchise, income or other taxes for periods prior to the Closing Date; and

             (h) All assets specifically enumerated on Schedule 1.8.

                                   ARTICLE 2

                           ASSUMPTION OF LIABILITIES

        Buyer shall not assume or undertake to pay, satisfy or discharge any of Seller's liabilities, obligations, commitments or responsibilities, except for those liabilities arising and accruing after and relating exclusively to the operation of the Station after the closing of the transactions contemplated herein (the "Closing") under the Contracts to be assigned to Buyer pursuant to (and as limited by) Section 1.3 above. If any Contract requires the consent of third parties for assignment, but (i) such consent has not been obtained as of the Closing Date, as required by Section 10.2.7, and (ii) in the case of Material Contracts (as defined below), Buyer waives such condition precedent to the Closing in its sole discretion, then Buyer shall assume Seller's obligations under such Contract only for the period after Closing during which Buyer receives the benefits to which Seller is currently entitled under such Contract (unless consent is subsequently obtained and such delay has not prejudiced Buyer, and unless the failure of Buyer to receive benefits under such Contract is due to Buyer's failure to perform Seller's obligations thereunder after Closing).

                                   ARTICLE 3

                           PURCHASE PRICE AND PAYMENT

        3.1 Purchase Price. The purchase price for the Assets shall be Sixty-Five Million Dollars ($65,000,000) (the "Purchase Price"). At Closing, Buyer will pay to Seller by wire transfer of immediately available federal funds (pursuant to wire instructions that Seller shall deliver to Buyer prior to Closing) the Purchase Price plus or minus any adjustments, as set forth in
Section 4 hereof, or elsewhere in this Agreement.

        3.2 Allocation. The Purchase Price shall be allocated among the Assets in accordance with an appraisal performed by a qualified appraiser jointly selected by Seller and Buyer, the fees of which shall be divided equally between Seller and Buyer. Each of Seller and Buyer agree (i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing occurs and (ii) that neither Seller nor Buyer will take a position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other.

                                   ARTICLE 4

                           PRORATIONS AND ADJUSTMENTS

        The operation of the Station and the income and normal operating expenses, including without limitation assumed liabilities and prepaid expenses, attributable thereto through 11:59 p.m. of the day prior to the Closing Date (the "Adjustment Date") shall be for the account of Seller and thereafter for the account of Buyer. Expenses for goods or services received both before and after the Adjustment Date, taxes and assessments, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date (the "Closing Date Adjustments"). All special assessments and similar charges or liens imposed against the Real Property and Station Equipment in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Three (3) days prior to the Closing Date Seller shall estimate all apportionments pursuant to this Article 4 and shall deliver a statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the net amount due as a result of the estimated apportionments (excluding any item that is in dispute). Within sixty (60) days after the Closing (the "Payment Date"), Buyer shall deliver to Seller a statement of any adjustments to Seller's estimate of the apportionments, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller disputes Buyer's determinations, or if at any time after delivery of Buyer's statement of determinations, either party determines that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the party shall confer with regard to the mater and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, they shall select a firm of independent certified public accountants to resolve the matter, whose decision on the matter shall be rendered in writing within thirty (30) days following submission of the dispute to them and whose fees and expenses shall be borne equally by the parties. Such decision shall be binding upon the parties). All amounts due pursuant to this subsection that are not paid on the Closing Date or the Payment Date shall bear interest until paid at a rate per annum equal to generally prevailing prime interest rate (as reported by The Wall Street Journal) plus five percent (5%).

                                   ARTICLE 5

                           NON-COMPETITION AGREEMENT

        At Closing, Seller and Buyer shall enter into a Non-Competition Agreement in the form set forth in Exhibit A (the "Covenant").

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller makes the following representations and warranties, all of which have been relied upon by Buyer in entering into this Agreement and, except as otherwise specifically provided, all of which shall be true and correct at Closing.

        6.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, is duly qualified to do business in, and is in good standing under, the laws of the State of Florida and has full power and authority to own, lease and operate the Assets and to conduct the business and operations of the Station as currently conducted and proposed to be conducted and to enter into and perform this Agreement. The address of Seller's chief executive offices, all of Seller's additional places of business, and the locations of all tangible personal property included in the Assets are listed in Schedule 6.1. Except as set forth in Schedule 6.1, during the past five (5) years, Seller has not, nor to the best of Seller's knowledge, has any prior owner of the Station been known by or used any corporate, partnership, fictitious or other name in the conduct of the Station's business or in connection with the use or operation of the Assets.

        6.2 Authorization. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action on its part. Seller will deliver evidence of such authorization at Closing. This Agreement has been duly executed by Seller and delivered to Buyer and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

        6.3 No Breach. None of (i) the execution, delivery and performance of this Agreement by Seller, (ii) the consummation of this Agreement and all other documents or instruments related thereto or executed in connection therewith or in contemplation of the Transaction, or (iii) Seller's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's certificate of incorporation or bylaws, any judgment, decree, order, injunction, agreement, lease or other instrument to which Seller is a party or by which Seller is legally bound, or any law, rule, or regulation applicable to Seller or the operation of the Station.

        6.4 Station Licenses. The Station Licenses are all of the licenses, permits, and other authorizations used or necessary to lawfully operate the Station in the manner and to the full extent as it is now operated, and the Station Licenses are validly issued in the name of Seller. Seller has delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses are in full force and effect, are valid for the period ending at 3:00 a.m. Eastern Standard Time ("E.S.T.") on February 1, 2003, are unimpaired by any acts or omissions of Seller or any of its affiliates, or the employees, agents, officers, directors, or shareholders of Seller or any of its affiliates, and are free and clear of any restrictions which might limit the full operation of the Station in the manner and to the full extent as it is now operated (other than restrictions under the terms of the licenses themselves). There are no applications, proceedings, or complaints pending or, to the knowledge of Seller, threatened which may have a material adverse effect on the business or operation of the Station (other than rulemaking proceedings that apply to the radio broadcasting industry generally). Seller is not aware of any reason why any of the Station Licenses might be revoked. The Station is in material compliance with the Commission's policy on exposure to radio frequency radiation. No renewal of any Station License would constitute a major environmental action under the rules of the Commission. Seller is qualified under the Communications Act of 1934, as amended, and the existing rules of the Commission, to assign the Station Licenses and consummate the Transaction. Seller maintains a public inspection file at the Station's main studio.

        6.5 Station Applications. All information contained in any Station Application (as described on Schedule 1.1 hereto) and which are pending with the Commission is true, complete and accurate in all material respects.

        6.6 Title to Assets. Except for current real estate taxes and those other matters set forth on Schedule 6.6(a), Seller has good and marketable title to the Assets, in the case of owned Assets, and a valid leasehold interest, in the case of leased Assets, in each case free and clear of all debts, liens, charges, security interests, mortgages, deeds of trust, pledges, judgments, trusts, adverse claims, liabilities, collateral assignments, leases, easements, covenants, encumbrances and other impairments of title ("Liens"), other than as set forth on Schedule 6.6(a). At Closing, Seller shall convey to Buyer good and marketable title to the Assets free and clear of all Liens other than those set forth on Schedule 6.6(b) ("Permitted Liens").

        6.7 Condition of Equipment. The Station Equipment listed on Schedule 1.2 constitutes all of material tangible the personal property that is used, held by the Seller or others for use by the Station, or necessary to operate the Station as it is now operated, except for that equipment necessary to operate and located at the Back-up Site and items of equipment valued at One Hundred Dollars ($100) or less. The Station Equipment is in good operating condition and repair (reasonable wear and tear excepted) and is sufficient to permit the Station to operate in accordance with the Station Licenses and the rules and regulations of the Commission. All Station Equipment is type-approved or type-accepted where such type-approval or type-acceptance is required.

        6.8  Condition of Real Property.

             (a) The Real Property listed on Schedule 1.4(a) constitutes all the real property (the "Real Property") owned or leased by Seller or others in connection with the operation of the Station as it is now operated.

             (b) There are no encroachments upon the Real Property by any buildings, structures, or improvements located on adjoining real estate, the presence of which has a material adverse effect on the Seller's use of such Real Property. None of the buildings , structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property encroach upon adjoining real estate, the presence of which has a material adverse effect on the Seller's use of such Real Property, and all such buildings, structures, and improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance. Such "grandfathered" approvals shall survive indefinitely the transfer of the Real Property to Buyer. No utility lines serving the Real Property pass over the lands of others except where appropriate easements have been obtained. There are no pending or, to the best of Seller's knowledge, threatened or contemplated condemnation or eminent domain proceedings that may affect the Real Property. There exists no material writ, injunction, decree, order or judgment, nor any litigation, pending, or to the best of Seller's knowledge, threatened, relating to the ownership, use, lease, occupancy or operation of any of the Real Property. Seller's use and occupancy of the Real Property complies in all material respects with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, occupational safety and health regulations, and electrical codes. There are no material structural defects in the buildings, structures, and improvements located on the Real Property. Roofs are in good condition and repair, and all plumbing equipment, heating, ventilating and air conditioning equipment, electrical wiring, and water and sewage systems are operating properly and are free of any material defects, ordinary wear and tear and normal maintenance requirements excluded.

             (c) The leased premises are leased at the rates and for terms ending on the dates shown on Schedule 1.4(c) pursuant to the agreements described in Schedule 1.4 (the "Lease Agreements"), which are the sole and complete agreements concerning Seller's use of the leased premises. Each Lease Agreement is legal, valid, binding, enforceable and in full force and effect. Neither Seller nor any other party is in default, violation or breach in any respect under any Lease Agreement, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Lease Agreement is past due. Seller has not received any notice of a default, offset or counterclaim under any Lease Agreement or any other communication asserting non-compliance with any Lease Agreement. Except as provided on Schedule 6.8(c), Seller has the exclusive right to use and occupy the premises leased under each Lease Agreement. Seller enjoys peaceful and undisturbed possession of the premises leased by Seller under the Lease Agreement. Except as set forth on Schedule 6.8(c), the Lease Agreements are free and clear of all Liens, except for lessors' interests in the leases. Seller has delivered to Buyer, true and complete copies of the Lease Agreements, together, in the case of any subleases or similar occupancy agreements, with copies of all overleases. Except as disclosed in Schedule 6.8(c), Seller has full legal power and authority to assign its rights under the Lease Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.

             (d) All utilities that are required for the full and complete occupancy and use of the Real Property for the purposes for which such properties are presently being used by Seller, including without limitation electric, water, sewer, telephone and similar services, have been connected and are in good working order. By the Closing Date, Seller will have paid all charges for such utilities, including without limitation any "tie-in" charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be prorated between Seller and Buyer pursuant to Section 4.

        6.9 Contracts. The Contracts are assignable to Buyer on terms and conditions no less favorable than those in effect on the date hereof without consent, or, if consent of the other contracting party to the assignment is required, such consent will be secured at Seller's sole expense prior to the Closing Date. Each Contract is in full force and effect and is unimpaired by any acts or omissions of Seller, Seller's employees, agents, officers, directors or shareholders. Seller has complied in all material respects will all Contracts to be assigned to Buyer hereunder, and there has not occurred as to any Contract any material default by Seller or any event that, with notice or the lapse of time or otherwise, could become a material default by Seller. Seller has not granted or been granted any waiver or forbearance with respect to any of the Contracts. To the best knowledge of Seller, there has not occurred as to any Contract any default by any other party thereto or any event that, with notice or the lapse of time or at the election of any person other than Seller, could become a material default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect and will be unimpaired by any acts or omissions of Seller, Seller's agents, employees, officers, directors or shareholders. Seller has provided to Buyer true and correct copies of all written Contracts, as modified to date, or true and complete memoranda describing the terms of all oral Contracts, and all liabilities and obligations under such Contracts can be ascertained from such copies or memoranda. The Contracts as amended through the date of this Agreement will not be modified without Buyer's written consent, which consent shall not be unreasonably withheld. The Contracts are all of the agreements, contracts, leases or other undertakings that are material to the operation of the Station.

        6.10  Employees.

             (a) Schedule 6.10 contains a true and complete list of all persons employed at the Station, each such person's compensation and bonus arrangements and the Employee Plans listed in Schedule 6.11, if any, applicable to each such person. Seller is not a party to any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedules 6.10 and 6.11 or included among the Operating Contracts. Except as described in
Schedule 6.10, Seller has no knowledge that any employee identified in Schedule
6.10 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

             (b) Except as disclosed in Schedule 6.10, Seller is not a party to or subject to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees at the Station. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Station. To Seller's knowledge, there are no unfair labor practice charges pending or, threatened against Seller; there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting Seller or the Station; and Seller has not experienced any strikes, work stoppages or other significant labor difficulties of any nature at the Station in the past two years.

        6.11 Employee Benefit Plans. Seller has no employee or retiree benefit or compensation plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which Seller is bound or that is or has been established or maintained or in respect of which Seller has ever had any obligation to contribute (each, an "Employee Plan"). Seller has no fixed or contingent liability or obligation to or in respect of any person now or formerly employed at the Station or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' compensation. No trade or business (whether or not incorporated) is or has been as of any date within the preceding six (6) years been treated as a single employer together with Seller pursuant to Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). Seller has not incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of the Station under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of Seller, no event, transaction or condition has occurred or exists which could result in any such liability. It is expressly understood that Buyer is not assuming any obligation of Seller under or with request to any Employee Plan.

        6.12  Litigation.   Except as set forth on Schedule 6.12, there is no
unsatisfied judgment outstanding and no litigation, proceeding, claim or investigation of any nature pending or, to Seller's best knowledge, threatened against Seller or any of the Assets which might have a material adverse effect on the continued operation of the Station or impair the value of the Assets or which might adversely affect Seller's ability to perform in accordance with the terms of this Agreement. Seller has no knowledge of any facts that could reasonably result in any such proceedings. With respect to each matter set forth therein, Schedule 6.12 sets forth a description of the forum for the matter, the parties thereto and the type and amount of relief sought.

        6.13 Payment of Taxes. Seller has, or by the Closing Date will have, duly filed all tax returns and forms required to be filed in respect of the Station and paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and other levies relating to the Assets, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date and that are to be prorated between Seller and Buyer pursuant to Section 4. No event has occurred that could impose on Buyer any liability for any taxes, penalties, or interest due or to become due from Seller from any taxing authority.

        6.14 Compliance With Laws. Seller has complied in all material respects with, and is not in material violation of any federal, state or local laws, regulations or orders (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, occupational safety, and the use of electrical power) affecting the Assets, Seller's business, or the operation of the Station. No representation is made in this
Section 6.14 as to environmental matters which are subject to the provisions of
Article 8 hereof. Without limiting the generality of the foregoing:

             (a) The Station's transmitting and studio equipment is operating in material accordance with the terms and conditions of the Station Licenses and all underlying construction permits, and the rules, regulations and policies of the Commission, including without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation. To the best of Seller's knowledge, (i) the Station is not causing interference in violation of Commission rules to the transmission of any other broadcast station or communications facility and has not received any complaints with respect thereto and (ii) no other broadcast station or communications facility is causing interference in violation of Commission rules to the Station's transmissions.

             (b) Seller has, in the conduct of the Station's business, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

             (c) Except for a letter dated April 9, 1996, from the FCC, a copy of which is attached as Schedule 6.14(c), Seller has received no notification from the Commission that Seller's affirmative action program for the Station or Seller's other employment practices fail to comply with Commission rules and policies.

             (d) All material ownership reports, employment reports, tax returns and other documents required to be filed by Seller with the Commission or other governmental authorities have been filed, except for such materials the failure of which to file would not have a material adverse effect on the Station or any material Asset. Such items as are required to be placed in the Station's local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Seller with respect to the Station's transmission facilities have been completed and filed at the Station. All information contained in the foregoing documents is true, complete and accurate in all material respects.

        6.15 Insolvency Proceedings. Neither Seller nor the Assets are the subject of any pending or threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Seller has not made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to the Transaction, Seller
(i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) of Seller not specifically assumed by Buyer pursuant to the terms of this Agreement. Seller is not insolvent nor will it become insolvent as a result of entering onto this Transaction.

        6.16  Citizenship.  Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. On the Closing Date, Seller will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly-authorized officer of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the Transaction from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

        6.17 Patents, Trademarks, Copyrights. The call sign and all slogans, logos, copyrights, patents, trademarks, trade names, service marks, and other similar intangible property rights, including registrations and applications to register or renew the registration of any of the foregoing, currently used to promote or identify the Station, or otherwise used in connection with the Station's business, are listed or described on Schedule 1.5 (the "Promotional Rights"). The Promotional Rights are either owned or validly licensed by Seller, and Schedule 1.5 identifies which Promotional Rights are so owned and which are licensed, and if licensed, the royalties paid thereon and the parties paid thereunder. Seller does not have any knowledge, nor has Seller received any notice to the effect that its use of any of the Promotional Rights may or are claimed to infringe on the right of another. Seller has no knowledge of any infringement or unlawful or unauthorized use of such Promotional Rights, including without limitation the use of any call sign, slogan or logo by any broadcast or cable station in the Miami, Florida metropolitan area that may be confusingly similar to the call sign, slogans, and logos currently used by the Station. To Seller's best knowledge, the operation of the Station does not infringe any copyright, patent, trademark, trade name, service mark, or other similar right of any third party. Seller has not sold, licensed or otherwise disposed of any Promotional Rights to any person or entity and Seller has not agreed to indemnify any person or entity for any patent, trademark or copyright infringement. Schedule 1.5 lists all of the Promotional Rights which have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign.

        6.18 Financial Statements. Seller has furnished Buyer with the financial statements listed or described on Schedule 6.18 (the "Financial Statements"). The year-end Financial Statements: (i) have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") on a consistent basis throughout the periods involved and as compared with prior periods and (ii) fairly and accurately reflect the financial condition and the results of operations and cash flows of the Station as of the dates and for the periods indicated. The monthly and other interim Financial Statements: (i) have been prepared in accordance with GAAP on a consistent basis throughout the periods involved (except to the extent noted thereon) and on a basis consistent with the year-end Financial Statements, and (ii) fairly and accurately reflect the financial condition and the results of operations and cash flows of the Station as of the dates and for the periods indicated in all material respects. Except as reflected in the Financial Statements or otherwise disclosed to Buyer in writing, no event has occurred since the preparation of the most recent Financial Statements that would make such Financial Statements misleading in any respect.

        6.19 Cashflow. Seller's broadcast cashflow generated from the operations of the Station for the year ending December 31, 1995 (the "1995 BCF") was not less than Four Million Nine Hundred Thousand Dollars ($4,900,000.00).

        6.20 Sufficiency of Assets. Except as set forth on Schedule 6.20, the Assets are sufficient to operate the Station as it is now operated.

        6.21 No Misleading Statements. To Seller's best knowledge, no statement made by Seller to Buyer and no information provided or to be provided by Seller to Buyer pursuant to this Agreement or in connection with the negotiations covering the Transaction, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statements or information not misleading.

                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties, all of which have been relied upon by Seller in entering into this Agreement and, except as otherwise specifically provided, all of which shall be true and correct at Closing.

        7.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing, under the laws of the State of Delaware, and is duly qualified to do business in the State of Florida.

        7.2 Authorization. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. Evidence of such authorizations shall be delivered to Seller at Closing. This Agreement has been duly executed by Buyer and delivered to Seller and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms.

        7.3 No Breach. None of (i) the execution, delivery and performance of this Agreement by Buyer, (ii) the consummation of the Transaction, or (iii) Buyer's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Buyer's articles of incorporation, bylaws, any judgment, decree, order, agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound, or any law, rule or regulation applicable to Buyer.

        7.4 Litigation. There is no action, suit, investigation or other proceedings pending or, to Buyer's best knowledge, threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is unaware of any facts which could reasonably result in any such proceeding.

        7.5 No Misleading Statements. To Buyer's knowledge, no statement made by Buyer to Seller and no information provided or to be provided by Buyer to Seller pursuant to this Agreement or in connection with the negotiations covering the Transaction contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statements or information not misleading.

        7.6 Qualification as Broadcast Licensee. Buyer is legally and otherwise qualified under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC, to become the licensee of the Station and consummate the Transaction. There are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, to the knowledge of Buyer, threatened against any or in respect of any of the broadcast stations licensed to Buyer or its affiliates that would materially impair the qualifications of Buyer to become a licensee of the Station.

     7.7 Financial Capacity. Buyer has the financial capacity to satisfy all of Buyer's obligations under this Agreement and the documents to be executed and exchanged at the Closing, and to perform all of Buyer's obligations at the Closing.

     7.8 Commission or Finder's Fees. Neither Buyer nor any entity acting on behalf of Buyer has agreed to pay a commission, finder's fee, or similar payment to any persons or entity in connection with this Agreement or any matter related hereto.


                                   ARTICLE 8

                             ENVIRONMENTAL MATTERS

        8.1  Definitions.

             8.1.1 "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum or any fraction thereof," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C. (SS) 9601 et seq.; the Toxic
                                                            -- ---
Substance Control Act ("TSCA"), 15 U.S.C.(SS) 2601 et seq.; the
                                                   -- ---
Hazardous Materials Transportation Act, 49 U.S.C. (S) 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (SS) 9601 et seq.; the Clean
                                                            -- ---
Water Act ("CWA"), 33 U.S.C. (SS) 1251 et seq.; the Safe Drinking Water Act,
                                       -- ---
42 U.S.C. (SS) 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. (SS) 7401 et
                    -- ---                                                  --
seq.; or any similar state law; and in the plans, rules, regulations or
- ---
ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances in effect as of the Closing Date (collectively the "Environmental Laws"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance in effect as of the Closing Date.

        8.1.2 "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials by Seller or Seller's predecessors in interest. With respect to claims by employees, Environmental Conditions also includes the exposure of persons to Hazardous Materials introduced to the environment prior to the Closing Date, within a work place on the Real Property.

        8.1.3 "Environmental Noncompliance" means, but is not limited to: (a) the release or threatened release of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent or emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; (b) any noncompliance of physical structure, equipment, process or facility with the requirements of building or fire codes, zoning or land use regulations or ordinances, conditional use permits and the like; (c) any noncompliance with Environmental Laws; (d) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment; (e) the failure to have obtained permits, variances or other authorizations required under Environmental Laws for the operation of any equipment, process, facility or any other activity; (f) the operation of any facility or equipment in violation of any permit condition, schedule of compliance, administrative or court order and the like.

        8.1.4 "Claims" include without limitation; claims, demands, suits, causes of action for personal injury or property damage (including any depreciation of property values, lost use of property, consequential damages arising directly or indirectly out of Environmental Conditions or violations of or obligations under any lease between Seller and its lessors); actual or threatened damages to natural resources; claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA, or other Environmental Laws; a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; fines, penalties, liens against property; claims for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts; and, with regard to any present or former employees, exposure to or injury from Environmental Conditions.

        8.1.5 "Expenses" includes any liability, loss, cost or expense including, without limitation, costs of investigation, cleanup, remedial or response action, the costs associated with posting financial assurances for the completion of response, remedial or corrective actions, the preparation of any closure or other necessary or required plans or analyses, or other reports or analyses submitted to or prepared by regulating agencies, including the cost of health assessments, epidemiological studies and the like, retention of engineers and other expert consultants, legal counsel, capital improvements, operation and maintenance testing and monitoring costs, power and utility costs and pumping taxes or fees, and administrative costs incurred by governmental agencies.

        8.2 No Environmental Indemnification by Seller. Other than the rights granted to Buyer in Section 9.6 hereof, Seller shall have no obligation to indemnify Seller for any Environmental Noncompliance.

        8.3 Seller's Environmental Representations and Warranties. The matters set forth in this Section constitute representations and warranties of Seller which shall be true and accurate as of the Closing Date. In the event that, during the period between the execution of this Agreement and the Closing Date, Seller learns, or has reason to believe, that any of the following representations and warranties may cease to be true, Seller hereby covenants to give notice thereof to Buyer immediately. Seller hereby represents and warrants that:

        8.3.1 No Proceedings. To Seller's best knowledge, there are no pending or threatened actions, suits, claims, legal proceedings or any other proceedings based on Environmental Conditions or Environmental Noncompliance at the Real Property, or any part thereof, or otherwise arising from Seller's activities at the Real Property involving Hazardous Materials, including but not limited to proceedings under CERCLA, RCRA, or any other Environmental Laws based on the off-site transportation, treatment, storage, recycling or disposal of Hazardous Materials generated by Seller;

        8.3.2 Environmental Compliance. To Seller's best knowledge, there are no conditions, facilities, procedures or any other facts or circumstances at the Real Property which constitute Environmental Noncompliance;

        8.3.3 Asbestos. There are no structures, improvements, equipment, activities, fixtures or facilities on the Real Property which are constructed with, use or otherwise contain asbestos-containing construction materials. For the purposes of this subsection: (1) "asbestos" means fibrous forms of various hydrated minerals, including chrysotile (fibrous serpentine), crocidolite (fibrous reibecktite), amosite (fibrous cummingtonite-grunerite), fibrous tremolite, fibrous actinolite, and fibrous anthophyllite; (2) "asbestos-containing construction materials" means any manufactured construction material which contains more than one-tenth of one percent asbestos by weight;

        8.3.4 Hazardous Materials. To Seller's best knowledge, neither the Real Property nor any structure, improvements, equipment, fixtures, activities or facilities thereon uses Hazardous Materials or equipment containing polychlorinated biphenyls;

        8.3.5 Releases. To Seller's best knowledge, there are no processes, facilities, operations, equipment or any other activities on the Real Property which currently result in the release or threatened release of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance; and

        8.3.6 Underground Storage Tanks. To Seller's best knowledge, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials at the Real Property which do not have a full secondary containment system in place, and there are no abandoned underground storage tanks at the Real Property which have not been either abandoned in place or removed pursuant to a permit issued by a Governmental Entity.

                                   ARTICLE 9

                            PRE-CLOSING OBLIGATIONS

        The parties covenant and agree as follows with respect to the period prior to the Closing Date:

        9.1 Application for Commission Consent. Within five (5) business days after the date of this Agreement, Seller and Buyer shall join in and file an application or applications requesting the Commission's written consent to the assignment of the Station Licenses from Seller to Buyer (the "Assignment Application"), and they will diligently take all steps necessary or desirable and proper to prosecute expeditiously the Assignment Application and to obtain the Commission's determination that approval of the Assignment Application will serve the public interest, convenience, and necessity, including, without limitation, compliance with the public notice requirements of the Communications Act of 1934, as amended. The failure by either party to timely file or diligently prosecute its portion of the Assignment Application shall be deemed a material breach of this Agreement.

        9.2 Hart-Scott-Rodino Act. Within thirty (30) business days after the date of this Agreement, each party shall submit to the United States Department of Justice and the United States Federal Trade Commission all forms and information applicable to the transaction required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR Act"), and shall furnish to the other party all information that the other reasonably requests in connection with such filings.

        9.3 Other Governmental Consents. Promptly following the execution of this Agreement, Seller and Buyer shall proceed to prepare and file with the appropriate governmental authorities (other than the Commission) such requests, if any, for approval or waiver as may be required from such governmental authorities in connection with the Transaction, and shall jointly, diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. Any filing or similar fees associated with compliance with the HSR Act shall be borne equally by Seller and Buyer.

        9.4 Financial Information. Between the date hereof and the Closing Date, Seller shall furnish Buyer with monthly financial statements within thirty (30) days after the end of each calendar month, and with such additional data concerning the Station's financial condition as are prepared by Seller in the ordinary course of business, in the same form as the Financial Statements contained in Schedule 6.19.

        9.5 Consents. Seller shall use its best efforts to obtain the consents of the other contracting parties to the assignment of the Contracts requiring such consent (a "Required Consent"). The delivery of Required Consents to the assignment of Contracts that are identified on Schedule 1.3 to be material to the operation of the Station ("Material Contracts") shall be a condition to Buyer's obligation to close under Section 10.2.7.

        9.6 Environmental Site Assessment; Right of Termination. Buyer shall be entitled to obtain, at Buyer's expense, a Phase I and, if necessary, a Phase II environmental audit of the Real Property (the "Environmental Assessment"). In the event that the Environmental Assessment discloses material noncompliance with an Environmental Law, the Buyer shall be entitled to elect, upon written notice to Seller within thirty (30) days after receipt of the Environmental Assessment, either to require Seller to undertake remedial action to correct the noncompliance (where the estimated cost of likely remediation required to bring the Real Property into compliance with Environmental Laws does not, in the opinion of Seller and its environmental consultants, exceed an aggregate amount of One Hundred Thousand Dollars ($100,000)) or terminate this Agreement. In the event Buyer does not terminate this Agreement, Buyer shall be deemed to have accepted the Real Property subject to any such Environmental Noncompliance and shall not have any rights of indemnity or other claim against Seller on the grounds of noncompliance with any Environmental Law.

        9.7 Title Insurance. Within sixty (60) days of the date of this Agreement, Seller shall deliver to Buyer the commitment of a title insurance company reasonably satisfactory to Buyer agreeing to issue to Buyer, at standard rates, ALTA 1975 Form extended coverage title insurance policies, insuring Buyer's interest in the Real Property (the "Title Commitment"). The costs of the Title Commitment shall be paid by Seller, and the policy to be issued pursuant to the Title Commitment shall be paid by Buyer.

        9.8 Surveys. Within sixty (60) days of the date of this Agreement, Seller shall deliver to Buyer surveys of the Real Property sufficient to remove any "survey exception" from the title insurance policies to be issued pursuant to the Title Commitments.

        9.9 Cashflow Audit. Within thirty (30) days of the date of this Agreement, Seller shall retain an accountant (the "BCF Accountant") mutually acceptable to the parties promptly to verify the accuracy of the 1995 BCF. On or prior to the Closing Date, Seller shall deliver to Buyer an updated report of the BCF Accountant to verify that the broadcast cashflow generated from the operation of the Station for the twelve (12) month period ending on the last day of the month immediately preceding the Closing Date (the "Closing BCF") was at least equal to the 1995 BCF.

        9.10 Confidentiality. Each party agrees that any and all information learned or obtained by it from the other (and that is not otherwise public or known in the radio broadcast industry) shall be confidential and agrees not to disclose any such information to any person whatsoever other than as is necessary for the purpose of effecting the Transaction or as otherwise required by law. In the event this Agreement is terminated, all confidential information provided by Seller to Buyer shall be returned to Seller, unless same is reasonably retained in connection with litigation or other proceedings between the parties relating to this Agreement.

        9.11 Access. Between the date hereof and the Closing Date, Seller shall give, upon prior notice, Buyer or representatives of Buyer (including underwriters, lenders, consultants and investors) reasonable access to the Assets and to the books and records of Seller relating to the business and operation of the Station. It is expressly understood that, pursuant to this Section, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Station and surveys of the Real Property, and such audits of the Station's financial records as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Station.

        9.12 Employee Matters.

             (a) As set forth on Schedule 6.10, Seller has provided to Buyer an accurate list of all current employees of the Station together with a description of the terms and conditions of their respective employment and their duties as of the date of this Agreement. Seller shall promptly notify Buyer of any changes that occur prior to Closing with respect to such information.

             (b) Buyer shall, within thirty (30) days following the execution of this Agreement, advise Seller as to which of Seller's employees Buyer will offer employment (such employees are hereinafter referred to as the "Hired Employees"), which offers shall be on terms and conditions that Buyer shall determine in its sole discretion. Nothing in this Agreement shall obligate Buyer to hire any employee of Seller. Seller waives any claims against Buyer or any of the Hired Employees arising from such employment, including without limitation any claims arising from any employment agreement or non-competition agreement. On or prior to Closing, Seller shall compensate each of the Station's employees for all accrued commissions, accrued vacations, sick leave and other accrued benefits. Seller shall terminate the employment of all employees effective on the Closing Date and shall cooperate with, and use its best efforts to assist, Buyer in its efforts to secure satisfactory employment arrangements with the Hired Employees to whom Buyer makes offers of employment.

             (c) Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Hired Employees at any time, with or without cause.

        9.13 Operations Prior to Closing. Between the date of this Agreement and the Closing Date:

             (a) Seller shall operate the Station in the normal and usual manner, consistent with Seller's past practice and the rules, regulations, and policies of the Commission, and shall conduct the Station's business only in the ordinary course. To the extent consistent with such operations, Seller shall use its best efforts to: (i) maintain the present character and entertainment format of the Station and the quality of its programs; (ii) keep available for Buyer the services and number of the Station's present employees reasonably necessary for the operation of the Station; (iii) preserve the Station's present customers and business relations; (iv) continue to make expenditures and engage in activities designed to promote the Station; (v) continue making capital expenditures in accordance with the capital expenditure budget for the Station and otherwise consistent with past station practice; and (vi) undertake to collect its accounts receivable in accordance with Seller's normal and customary collection practices.

             (b) Seller shall: (i) subject to Section 14.3, maintain the Assets in their present condition (reasonable wear and tear in normal use excepted); and (ii) maintain all inventories of supplies, tubes, and spare parts at levels consistent with the Station's prior practices.

             (c) Seller shall maintain its books and records in the usual and ordinary manner, on a basis consistent with prior periods.

             (d) Seller shall comply in all material respects with all laws, rules, ordinances and regulations applicable to it, to the Assets and to the business and operation of the Station.

             (e) Seller shall perform in all material respects all Contracts without default and shall pay all of Seller's trade accounts payable in a timely manner; provided, however, that Seller may dispute, in good faith, any alleged obligation of Seller.

             (f) Seller shall not, without the express written consent of Buyer which shall not be unreasonably withheld, and which shall be deemed given in the event Buyer has not responded to a written request therefor within ten (10) days: (i) sell or agree to sell or otherwise dispose of any of the Assets (A) other than in the ordinary course of business, and (B) unless such Assets are replaced prior to Closing by assets of equal or greater worth, quality and utility; (ii) acquiesce in any infringement, unauthorized use or impairment of the Intangible Property or change the Station's call sign; (iii) enter into any employment contract on behalf of the Station unless the same is terminable at will and without penalty; or (iv) enter into any other contract, lease or agreement that will be binding on Buyer after Closing.

        9.14 Adverse Developments. Seller shall promptly notify Buyer of any unusual or materially adverse developments that occur prior to Closing with respect to the Assets or the operation of the Station; provided, however, that Seller's compliance with the disclosure requirements of this Section 9.14 shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer's obligations under this Agreement.

        9.15 Administrative Violations. If Seller receives any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Station's operations violates any rule or regulation of the Commission or of any other governmental authority (an "Administrative Violation"), including without limitation any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

        9.16 Bulk Sales Act. Seller agrees to indemnify, defend, and hold Buyer harmless against any claims, liabilities, costs, or expenses, including reasonable attorneys' fees, that Buyer may incur as a result of the failure to comply with the bulk sales provisions of the Uniform Commercial Code or similar laws.

        9.17 Control of Station. This Agreement shall not be consummated until after the Commission has given its written consent thereto, and notwithstanding anything herein to the contrary, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct the operation of the Station. Such operations shall be the sole responsibility of Seller.

        9.18 Adverse Developments. Buyer shall notify Seller in writing of any litigation, arbitration or administrative proceeding pending, or to Buyer's knowledge, threatened against Buyer that could have a material adverse effect on the Transaction contemplated hereby.

        9.19 No Inconsistent Action. Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.


                                  ARTICLE 10

                             CONDITIONS PRECEDENT

        10.1 Mutual Conditions. The obligation of both Seller and Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

             10.1.1 Governmental Consents. The Commission shall have granted its consent to the Assignment Application (the "FCC Consent"). Any applicable waiting period under the HSR Act shall have expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the Transaction.

             10.1.2 Absence of Litigation. As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of the Transaction shall be pending before any court, the Commission, or any other governmental authority; provided, however, that this condition may not be invoked by a party if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, such party.

        10.2 Conditions to Buyer's Obligation. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived by Buyer in its sole discretion:

             10.2.1 Representations and Warranties. The representations and warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date with the same force and effect as if then made.

             10.2.2 Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been timely complied with and performed in all material respects.

             10.2.3 No Material Adverse Development. No material adverse development shall have occurred with respect to the Station that results in a significant impairment to the ability of the Station to operate as it is currently operated or represents a substantial impairment of the aggregate value of the Station or Assets being conveyed. Notwithstanding anything to the contrary in the foregoing, any decrease in the Station's audience rating shall not by itself be deemed a material adverse development.

             10.2.4 Title Commitment and Surveys. Buyer shall have timely received the Title Commitment and Surveys, which shall reveal nothing inconsistent with Seller's representations and warranties hereunder.

             10.2.5 Validity of Station Licenses. On the Closing Date, Seller shall be the owner and holder of the Station Licenses to the extent that such authorizations can be owned or held by Seller under the Communications Act of 1934, as amended; the Station Licenses shall be in unconditional full force and effect, valid for the balance of the current license term expiring at 3:00 a.m., E.S.T., February 1, 2003, and the Station Licenses shall be unimpaired by any acts or omissions of Seller or Seller's employees, agents, officers, directors or shareholders.

             10.2.6 Closing Documents. Seller shall deliver to Buyer all of the closing documents specified in Section 11.2.1, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in the state where the Assets are located and reasonably acceptable to Buyer.

             10.2.7 Third Party Consents. Seller shall have obtained all consents to the assignment of the Contracts, identified as "required" on
Schedule 1.3 (a "Required Consent") such that Buyer will enjoy all of the rights and privileges of Seller under the Contracts subject only to the same obligations as are binding on Seller thereunder, pursuant to the present terms thereof. In the event Seller fails to obtain any consent necessary to validly assign a Contract (other than a "Required Consent"), such Contract shall not be assigned to Buyer at Closing; provided, however, that Buyer may elect to require that Seller provide Buyer the benefits under such Contract until such necessary consent is obtained and such Contract is then assigned to Buyer; provided further, that Buyer shall reimburse Seller for amounts paid by Seller pursuant to the terms of such Contracts to the extent Buyer receives benefits thereunder.

             10.2.8 Estoppel Certificates. Seller shall have obtained such fee owner's consents and mortgagee's estoppel and non-disturbance agreements with respect to the Lease

Agreements for the leased premises as are reasonably requested by Buyer not less than thirty (30) days prior to the Closing Date.

             10.2.9 Settlement of Claims. Seller shall have settled any and all claims against Seller that affect or concern the Assets.

             10.2.10 Finality. The FCC Consent shall have become a Final Order (as defined below). Final Order means an order or action of the Commission that, by reason of expiration of time or exhaustion of remedies, is no longer subject to administrative or judicial reconsideration or review.

             10.2.11 Cashflow. The Closing BCF shall be greater than or equal to the 1995 BCF.

             10.2.12 Renewal. The FCC's grant of the Station's application for renewal license (File No. BRH-950928B4) shall have become a Final Order (as defined herein).

        10.3 Conditions to Seller's Obligation. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Seller to consummate this Agreement is subject to satisfaction of each of the following conditions, any of which Seller may be waived by Seller in its sole discretion:

             10.3.1 Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

             10.3.2 Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been timely complied with and performed in all material respects.

             10.3.3 Payment. Buyer shall pay Seller the Purchase Price as provided in Section 3.

             10.3.4 Closing Documents. Buyer shall deliver to Seller all the closing documents specified in Section 11.2.2, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably satisfactory to Seller.

                                   ARTICLE 11

                                    CLOSING

     11.1 Closing Date. The Closing hereunder shall occur on a date mutually agreeable to Buyer and Seller (the "Closing Date") no later than ten (10) days after the latter of (i) the date of the Commission's action granting its consent to the Assignment Application has become a Final

Order or, at the election of the Buyer, the date of the Commission's action granting its consent and (ii) the date on which the applicable waiting period under the HSR Act has expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the Transaction. The Closing shall take place at the offices of Buyer's counsel in Washington, D.C., commencing at 10:00 a.m. on the Closing Date. If, as of the Closing Date, any condition precedent described in Section 10 has not been satisfied, the party who is entitled to require such condition be satisfied may (in its sole discretion) notify the other party of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until a date ten (10) days after all such conditions have been (or are able to be) performed, and such postponed date shall constitute the new Closing Date for all purposes hereunder. Each of the parties shall use its reasonable best efforts to obtain any FCC authority necessary to schedule the Closing Date as contemplated in this Section.

        11.2 Performance at Closing. The following documents shall be executed and delivered at Closing:

             11.2.1 By Seller.  Seller shall deliver to Buyer:

             (a) A certificate executed by Seller attesting to Seller's compliance with the matters set forth in Sections 10.2.1, 10.2.2, 10.2.3 and
10.2.11 together with certified copies of (1) the Certificate of Incorporation of Seller and (ii) appropriate evidence of Seller's authorization to enter into and consummate this Agreement.

             (b) One or more assignments transferring to Buyer all of the interests of Seller in and to the Station Licenses, the Station Applications, and all other licenses, permits, and authorizations issued by any other governmental authorities that are used in or necessary for the lawful operation of the Station.

             (c) One or more bills of sale conveying to Buyer the Station Equipment.

             (d) One or more assignments, together with all required consents, assigning to Buyer all of the Contracts, the Station Records and the Intangible Property.

             (e) One or more assignments, warranty deeds or other appropriate instruments conveying to Buyer all rights of Seller in the Real Property and all consents to such assignments necessary for the legally enforceable assignment of such interests.

             (f)  The Covenant.

             (g) Opinions of Seller's Counsel and/or Special Counsel substantially in the form of Exhibit B, subject to customary qualifications.

             (h) The affidavit described in Section 6.16 above.

             11.2.2 By Buyer.  Buyer shall deliver to Seller:

             (a) A certificate executed by Buyer attesting to Buyer's compliance with the matters set forth in Sections 10.3.1 and 10.3.2, together with certified copies of (1) the Certificate of Incorporation of Buyer and (2) appropriate evidence of Buyer's authorization to enter into and consummate this Agreement.

             (b)  The Purchase Price.

             (c) Such assumption agreements and other instruments and documents as are required to make, confirm, and evidence Buyer's assumption of and obligation to pay, perform, or discharge Seller's obligations under the Contracts to the extent the same are to be assumed by Buyer pursuant to the terms of this Agreement.

             (d) An opinion of Buyer's Counsel relating to the matters described in and substantially in the form of Exhibit C, subject to customary qualifications.

             11.2.3 Other Documents and Acts. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the complete implementation and consummation of this Agreement.

                                   ARTICLE 12

                            POST-CLOSING OBLIGATIONS

        The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

        12.1  Indemnification.

             12.1.1 Buyer's Right to Indemnification. Seller undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Buyer, and hold harmless Buyer, its parent, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Buyer Indemnitees") from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and expenses, including reasonable attorneys' fees, incurred or suffered by a Buyer Indemnitee arising from (i) the claims of third parties with respect to operation of the Station or ownership of the Assets prior to Closing not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing; (ii) a breach, misrepresentation, or other violation of any of Seller's covenants, warranties or representations contained in this Agreement; (iii) all liabilities of Seller or the Station not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing; (iv) all liens, charges, or encumbrances on any of the Assets which are not expressly permitted by this Agreement or otherwise consented to by Buyer in writing; (v) all

Administrative Violations and alleged Administrative Violations occurring prior to Closing; and (vi) any breach or default by Seller under any Contract prior to Closing. The foregoing indemnity is intended by Seller to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

             12.1.2 Seller's Right to Indemnification. Buyer undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Seller, and hold harmless Seller, its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Seller Indemnitees") from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and expenses, including reasonable attorneys' fees, incurred or suffered by a Seller Indemnitee arising from (i) the operation of the Station or ownership of the Assets after Closing; (ii) a breach, misrepresentation, or other violation of any of Buyer's covenants, warranties and representations contained in this Agreement; (iii) all liabilities under the Contracts to the extent specifically assumed by Buyer pursuant to this Agreement; and (iv) any breach or default by Buyer under any Contract after Closing. The foregoing indemnity is intended by Buyer to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

             12.1.3 Conduct of Proceedings. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall give written notice thereof to the other party (the "Indemnitor") promptly after the Indemnified Party learns of the existence of such claim or proceeding; provided, however, that the Indemnified Party's failure to give the Indemnitor prompt notice shall not bar the Indemnified Party's right to indemnification unless such failure has materially prejudiced the Indemnitor's ability to defend the claim or proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that the Indemnitor shall not have the right to control the defense of any such claim or proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party fully from all liabilities incurred as a result of such claim or proceeding and then and periodically thereafter provides the Indemnified Party with reasonably sufficient evidence of the ability of the Indemnitor to satisfy any such liabilities. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within twenty (20) days after receiving notice thereof from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor, in any way in which the Indemnified Party deems to be in its best interest.

             12.1.4 Indemnification Not Sole Remedy. The right to indemnification hereunder shall not be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties, or covenants, nor shall such indemnification be deemed to prejudice or operate as a waiver of any remedy to which any party may otherwise be entitled as a result of any such breach.

             12.1.5 Right of Offset. Each of Buyer and Seller shall have the right to offset against amounts owing to the other any amounts owing to such party pursuant to this Section 12.

             12.1.6 Limits on and Conditions of Indemnification; Threshold and Cap. Notwithstanding any other provision hereof, no Indemnified Party shall be entitled to make a claim against an Indemnitor in respect of any breach of this Agreement except to the extent that the aggregate amount of such Damages exceeds the amount of Ten Thousand Dollars ($10,000) (the "Threshold Amount"); provided, however, that once such aggregate has been exceeded, such Indemnitor shall only be liable for the amount that such Damages exceed the Threshold Amount. Notwithstanding any other provision of the Agreement, neither the indemnity obligation of Seller nor the indemnity obligation of Buyer will exceed Six Million Five Hundred Thousand Dollars ($6,500,000).

             12.1.7 Post-Closing Access. Buyer, for a period of five (5) years following the Closing Date, shall make available during normal business hours, for audit and inspection by Seller and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder with respect to taxes, regulations and litigations. Buyer shall at no time dispose of or destroy any such records, files, documents and correspondence without first giving (30) days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records shall be maintained as confidential if required by any applicable or federal law.


                                   ARTICLE 13

                              DEFAULT AND REMEDIES

        13.1 Termination by Seller Upon Buyer's Default. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

             (a) Conditions. If on the date that would otherwise be the Closing Date (subject to the right of Buyer to cure provided in Section 13.3 hereof) any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied in all material respects or waived in writing by Seller.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred within nine
(9) months after the after the Assignment Application has been filed with the FCC.

         13.2 Termination by Buyer Upon Seller's Default. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

             (a) Conditions. If on the date that would otherwise be the Closing Date (subject to the right of Seller to cure provided in Section 13.3 hereof) any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied in all material respects or waived in writing by Buyer.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred within nine
(9) months after the Assignment Application has been filed with the FCC.


        13.3 Breach and Opportunity to Cure. If either party believes the other to be in default hereunder, the non-defaulting party shall provide the defaulting party with notice specifying in reasonable detail the nature of such default. If such default has not been cured by the earlier of: (i) the Closing Date, or (ii) within thirty (30) days after delivery of such notice, then the party giving such notice may (x) terminate this Agreement, (y) extend the Closing Date under Section 11.1 (but no such extension shall constitute a waiver of such non-defaulting party's right to terminate as a result of such default), and/or (z) exercise the remedies available to such party pursuant to Section
13.5 or 13.6, subject to the right of the other party to contest such action through appropriate proceedings.

        13.4 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the escrow account of Media Venture Partners (the "Escrow Agent") $3,000,000 in the form of cash or a letter of credit in accordance with an escrow agreement among Buyer, Seller and the Escrow Agent (the "Escrow Agreement") attached hereto as Exhibit D. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

             (a) Upon Closing, Buyer and Seller shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to Buyer.

             (b) If this Agreement is terminated pursuant to Section 13.2 or
Article 14 and Section 13.4(c) does not apply and Buyer is not in material breach of this Agreement, Buyer and Seller shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to Buyer.

             (c) If this Agreement is terminated pursuant to Section 13.1 or otherwise on account of a breach by Buyer, and Seller is not in material breach of this Agreement, then Buyer and Seller shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to Seller, excluding any interest or other proceeds from the investment of funds held by the Escrow Agent, which the parties shall instruct be released to Buyer.

        13.5  Seller's Remedies.  If this Agreement is terminated by Seller and
Section 13.4(c) applies, then the payment to Seller pursuant to Section 13.4(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Seller pursuant to Section 13.4(c) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's breach of this Agreement.

        13.6 Buyer's Remedies. The parties recognize that if, prior to Closing, Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available (including but not limited to the provisions of Article 12 (relating to Indemnification)), to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement prior to Closing, Seller shall waive the defense that there is an adequate remedy at law. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement if such remedy is available at equity. In the event Buyer elects to terminate this Agreement as a result of Seller's default instead of seeking specific performance, Buyer shall be entitled to recover Buyer's damages.


                                   ARTICLE 14

                                  TERMINATION

        14.1 Absence of Commission Consent. This Agreement may be terminated at the option of either party upon notice to the other if a Final Order approving the Assignment Applications has not been obtained within nine (9) months after the date of this Agreement; provided, however, that neither party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Applications has been caused or materially contributed to by such party's action or inaction with respect to the Assignment Applications. In the event of termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder unless the failure to obtain such Final Order is attributable to Buyer, as provided in this Section, and Seller is not in default and has otherwise complied with its obligations under this Agreement, in which case Seller shall be entitled to the Liquidated Damages as provided in Section 13.2.

        14.2 Designation for Hearing. The time for Commission approval provided in Section 14.1 notwithstanding, either party may terminate this Agreement upon notice to the other, if, for any reason, the Assignment Applications is designated for hearing by the Commission, provided, however, that notice of termination must be given with twenty (20) days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 14.2, the parties shall be released and discharged from any further obligation hereunder.

        14.3  Damage.

             14.3.1 Risk of Loss. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing. In the event of loss or damage, Seller shall promptly notify Buyer thereof and shall repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration has not been completed prior to the Closing Date, Buyer may, at its option:

             (a) elect to terminate this Agreement, but only if the failure to repair, replace and restore the lost or damaged property continues for a period in excess of sixty (60) days from the Closing Date without consideration of this
Section 14.5;

             (b) elect to consummate the Transaction on the Closing Date in which event Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition and against such obligation shall assign to Buyer all of Seller's rights under any applicable insurance policies; or

             (c) elect to postpone the Closing Date, with prior consent of the Commission if necessary, which consent both parties will use their reasonable best efforts to obtain, until a date within fifteen (15) business days after Seller gives written notice to Buyer of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or a restored, Buyer may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

             14.3.2 Failure of Broadcast Transmission. Seller shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur: (i) the regular broadcast transmissions of the Station in the normal and usual manner is interrupted or discontinued; or (ii) the Station is operated at less than its licensed antenna height above average terrain or at less than ninety percent (90%) of its licensed effective radiated power. If any Specified Event persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, one hundred twenty (120) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement by written notice given to Seller not more than ten (10) days after the expiration of such thirty (30) day period, or (ii) proceed in the manner set forth in Section 14.3.1. In the event of termination of this Agreement by Buyer pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

             14.3.3 Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section 14.5, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer.

        14.4 Legal Actions. If, prior to the Closing Date, any action, suit, or proceeding shall have been instituted by or before any court or other governmental authority (other than the Commission) to enjoin, restrain, or prohibit the consummation of the Transaction, the Closing may be adjourned at the option of either party, with prior consent of the Commission if necessary, which consent both parties will use their reasonable best efforts to obtain, for a period of up to ninety (90) days, and if, at the end of such period, the action, suit, or proceeding shall not have been favorably resolved, either party may, by written notice to the other, terminate this Agreement; provided, however, that if such action, suit, or proceeding shall have been solicited or encouraged by, or instituted as a result of any act or omission of, Seller or Buyer, then such party shall not have any right of adjournment or termination pursuant to this Section. In the event of termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

                                   ARTICLE 15

                               GENERAL PROVISIONS

        15.1 Brokerage. Seller represents to Buyer that except for its agreement with Media Venture Partners, neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for such payment could be based. Any commission, fee or payment due Media Venture Partners in connection with the Transaction shall be paid in full by Seller on or prior to the Closing. Seller further agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Seller.

        15.2 Expenses. Except as otherwise provided herein, all expenses involved in the preparation and consummation of this Agreement shall be borne by the party incurring the same whether or not the Transaction is consummated. All Commission filing fees for the Assignment Applications shall be shared equally by Buyer and Seller. All filing fees required to be paid under the HSR Act shall be shared equally by Buyer and Seller. All recording costs for instruments of transfer, and all stamp, sales, use and transfer taxes shall be paid by Seller. The first $50,000 of fees of the BCF Accountant shall be paid by Seller and any fees in excess of such amount shall be paid by Buyer.

        15.3 Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

             (a)  If to Seller:

                  Rex B. Rivers
                  WEDR, Inc.
                  Executive Offices
                  Box 626
                  Stuart, FL  34995

                  with a copy (which shall not constitute notice) to:

                  Gary S. Smithwick, Esq.
                  Smithwick & Belendiuk, P.C.
                  1990 M Street, N.W.
                  Suite 510
                  Washington, D.C.  20036


             (b)  If to Buyer:

                  Evergreen Media Corporation of Los Angeles
                  c/o Evergreen Media Corporation
                  433 E. Las Colinas Boulevard, Suite 1130
                  Irving, Texas  75039
                  Attn: Scott K. Ginsburg, President

                  with a copy (which shall not constitute notice) to:

                  Eric L. Bernthal, Esq.
                  Kevin C. Boyle, Esq.
                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Suite 1300
                  Washington, D.C. 20004

Any party may change its address for notices by notice to the others given pursuant to this Section.

        15.4 Attorneys' Fees. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

        15.5 Survival of Representations, Warranties and Indemnification Rights. The several representations and warranties of the parties contained herein, and the parties respective indemnification rights pursuant to Section 12, shall survive the Closing for a period of two (2) years, at which time the same shall expire (except for claims asserted during such two (2) year period); provided, however, that representations and warranties with respect to title and authorization matters shall survive in perpetuity.

        15.6 Exclusive Dealings. For so long as this Agreement remains in effect, neither Seller, its officers, directors, employees, nor any person acting on Seller's behalf, shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person other than Buyer or Buyer's assignee(s) concerning the acquisition of the Station.

        15.7 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by any other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

        15.8 Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other parties except: (i) Buyer may assign its rights and obligations to a corporation, partnership or other business entity that controls, is controlled by, or is under common control with Buyer, and (ii) Buyer may make a collateral assignment of its rights under this Agreement to any lender who provides funds to Buyer for the acquisition or operation of the Station. Seller agrees to execute acknowledgements of such assignment(s) and collateral assignment(s) in such forms as Buyer or Buyer's lender(s) may from time to time request. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assignees.

        15.9 Entire Agreement. This Agreement and the Exhibits and Schedules hereto (which are incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, supersede and terminate any prior agreements between the parties (written or oral). This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

        15.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on each such counterpart were on the same instrument.

        15.11 Construction. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

        15.12 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part of this Agreement.

        15.13 Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

        15.14 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law rules utilized in that jurisdiction.

        15.15 Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

        15.16 Public Statements. Prior to the Closing Date, neither Seller nor Buyer shall, without the prior written approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement except (i) Seller and Buyer shall issue a mutually agreeable public announcement press release promptly after the signing of this Agreement; and (ii) to the extent that either party shall be so obligated by law, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

        15.17 Like Kind Exchange Election. Buyer desires, if possible, to effect this transaction as an exchange for other property of like-kind and qualifying use in a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations thereunder and Seller agrees to cooperate in all respects to effectuate such exchange, provided that the exchange shall be made without any cost or liability to Seller, and the Closing shall not be delayed by reason of the exchange.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a respective duly authorized officer as of the date first written above.


                                        SELLER:
                                        ------

                                        WEDR, INC.



                                        By: ________________________________
                                            Rex B. Rivers
                                            President


                                        BUYER:
                                        -----

                                        EVERGREEN MEDIA CORPORATION OF LOS
                                        ANGELES



                                        By: _________________________________
                                            Scott K. Ginsburg
                                            President

                                   EXHIBIT A
                           NON-COMPETITION AGREEMENT

          THIS NON-COMPETITION AGREEMENT ("Agreement") is made as of this ____ day of ______________, by and among WEDR, INC., a Florida corporation, with an address at Box 626, Stuart, Florida 34995 ("Seller"), Jerry Rushin, an individual residing at ___________________ ("Rushin"), and EVERGREEN MEDIA CORPORATION OF LOS ANGELES, a Delaware corporation, with an address at 433 E. Las Colinas Boulevard, Suite 1130, Irving, Texas 75039 ("Buyer"). Seller and Rushin are referred to herein as the "Covenantors."

                                    RECITALS

          WHEREAS, Seller is the licensee of Station WEDR-FM, 99.1 MHz, Miami, Florida (the "Station"); and

          WHEREAS, Rushin is a key management employee of Seller with special experience and knowledge in the operation of the Station; and

          WHEREAS, Buyer and Seller have entered into a Purchase Agreement dated June ___, 1996 pursuant to which Seller has agreed to sell and assign and Buyer has agreed to purchase and acquire substantially all of the property and assets used or useful in the operation of the Station; and

          WHEREAS, on ____________________ the Federal Communications Commission (the "Commission" or "FCC") granted its consent to the assignment of the Station Licenses (as defined in the Purchase Agreement) from Seller to Buyer; and

          WHEREAS, Buyer and Seller intend to consummate the transaction contemplated by the Purchase Agreement by executing such documents and instruments and by otherwise fulfilling their respective obligations under the Purchase Agreement on the Closing Date of even date herewith; and

          WHEREAS, the parties hereto wish to enter into a non-competition agreement with respect to the Station and the area surrounding the Station, upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein, the parties hereto agree as follows:

          1. Consideration. In consideration of Covenantors' obligations hereunder, Buyer has paid Seller on the date of this Agreement the sum of Five Hundred Thousand Dollars ($500,000.00), which sum is part of the Total Consideration under the Purchase Agreement. Seller has paid a portion of such consideration to Rushin in consideration of his agreement hereto.

          2.  Non-competition/Non-interference.

              a. For a period of two (2) years from the date of this Agreement (the "Non-competition Period"), the Covenantors agree that neither they nor, in the case of Seller, Seller's Affiliates (as defined below) shall, directly or indirectly, (i) own, manage, operate, control, join, assist, lend money to, guarantee the obligation of, or participate in the ownership, management, operation or control of, or be connected as consultant, stockholder, director, officer, employee, or partner with, or participate in any manner with the start-up or set-up of, any Competitive Business (as defined below), or (ii) solicit or induce any employee of Buyer to terminate such employment or assist, advise or counsel any such employee in becoming employed by any person or entity other than Buyer. "Competitive Business" means any FM radio station, as defined in Part 73 of the FCC's rules and regulations, the transmitter, studio site or city of license of which is located within, or the 1mV/m contour of which encompasses in whole or part, the Restricted Region (as defined below) providing programming in the same or substantially the same format as that of the Station as of the Closing Date; provided, however, notwithstanding anything herein to the contrary, that information delivery and other activities not using voice signals shall not be deemed to be Competitive Business, nor shall the Covenantors or Seller's Affiliates be deemed to be prohibited from engaging in any of the following: AM radio, television, cable TV, cable TV programming, data transfer and transmission using radio or other frequencies and their subcarriers, cellular radio, paging and distribution of signals by satellites. "Restricted Region" means the area encompassing a seventy (70) mile radius of the Station's current FM transmitter site. An "Affiliate" means any other person or entity that controls or is controlled by the Seller. Notwithstanding anything herein to the contrary, the restrictions of this Non-competition Agreement shall not (x) preclude Seller or Rushin from owning up to five (5%) of any publicly-held company; or (y) prevent Seller's or its Affiliates' or Rushin's acquisition of or entering into a joint venture or other similar arrangement with a business less than ten percent (10%) of the revenues of which derive from a Competitive Business; provided, however, that they agree to divest or cause the divestment of such Competitive Business within one (1) year of the date of the acquisition or entry into such joint venture or other similar arrangement. Notwithstanding anything herein to the contrary, this Agreement shall not preclude Rushin from (i) making voice-overs or otherwise preparing and/or recording radio commercials provided that such services are not provided to or for the benefit of any similarly-formatted radio station in the Miami-Ft. Lauderdale market or (ii) advising third parties regarding employment opportunities in radio, so long as such parties are not employees of the Station, and such services are not to or for the benefit of any similarly-formatted radio station in the Miami-Ft. Lauderdale market.

              b. Covenantors acknowledge and agree that the provisions of this Section 2 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Buyer will suffer in the event of competition by Covenantors with Buyer in the Restricted Region during the Non-competition Period. Buyer is providing the benefits set forth in this Agreement in reliance on Covenantors' representation that the restrictions on them set forth in this Section 2 will not impose an undue hardship on Covenantors because of the availability of other opportunities with respect to the operation of FM radio stations. Covenantors further acknowledge that their breach of this Section 2 will cause irreparable injury and damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, if either Covenantor breaches this Section 2, then Buyer shall be entitled to injunctive relief without posting bond or other security. If either Covenantor violates this Section 2 and Buyer brings legal action for injunctive or other relief, Buyer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-competition set forth in this Section 2. Accordingly, the covenant set forth in this Section 2 shall be deemed to have the duration set forth herein, computed from the date such relief is granted but reduced by the time expired between the date the Non-competition Period began to run and the date of the first violation of Section 2 by either Covenantor.

              c. In the event that, despite the express agreement of Buyer and Covenantors, any provision of this Section 2 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 2 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

          3. Non-Assignment. The duties of each party hereunder shall not be assignable; provided, however, that Buyer may assign its rights under this Agreement to, and this Agreement shall thereafter be binding upon and inure to the benefit of, any subsequent licensee of the Station and such assignee shall thereupon be deemed substituted for Buyer upon the terms and subject to the conditions hereof.

          4. Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

               If to Buyer, to:

                    Evergreen Media Corporation of Los Angeles
                    c/o Evergreen Media Corporation
                    433 E. Las Colinas Boulevard, Suite 1130
                    Irving, Texas  75039
                    Attn: Scott K. Ginsburg, President
               with copy to:

                    Eric L. Bernthal, Esq.
                    Kevin C. Boyle, Esq.
                    Latham & Watkins
                    1001 Pennsylvania Avenue, N.W.
                    Suite 1300
                    Washington, D.C. 20004

               If to Seller:

                    Rex B. Rivers
                    President
                    WEDR, Inc.
                    Executive Offices
                    Box 626
                    Stuart, Florida 34995

               with copy to:

                    Gary S. Smithwick, Esq.
                    Smithwick & Belendiuk, P.C.
                    1990 M Street, N.W.
                    Suite 510
                    Washington, D.C. 20036

               If to Rushin:

                    ____________________
                    ____________________
                    ____________________


Any party may change the address to which such notices are to be addressed by notice thereof to the other parties in the manner set forth above.

          5. Applicable Law. This Agreement shall be interpreted and enforced under the laws of the State of Florida, without regard to the choice of law rules utilized in that jurisdiction.

          6. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, understandings and commitments between the parties with respect to the subject matter hereof. No amendments to this Agreement may be made except by a writing signed by all parties hereto.

          7. No Waiver. No failure or delay of Buyer to exercise any of its rights or remedies hereunder for breach of any provision hereof shall constitute a waiver of such rights or remedies or any waiver in connection with any subsequent breach thereof. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against which such waiver is sought to be enforced.

          8. Acknowledgment. Covenantors hereby acknowledge that they have had the opportunity to consult independent counsel of their choosing in connection with the execution of this Agreement.

          9. Counterparts. This Agreement may be signed in multiple counterparts, all of which together shall constitute one agreement binding on the parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

          10. Attorney's Fees. If any action in law or in equity is necessary to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements, in addition to any other relief to which it may be entitled.

          11. Construction. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                 SELLER:
                                 ------

                                 WEDR, INC.


                                 By:
                                     ---------------------------------
                                     Rex B. Rivers
                                     President


                                 RUSHIN



                                 By:
                                     ---------------------------------
                                     Jerry Rushin


                                 BUYER:
                                 -----

                                 EVERGREEN MEDIA CORPORATION OF LOS ANGELES


                                 By:
                                     ___________________________________
                                     Scott K. Ginsburg
                                     President


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

                                   EXHIBIT B
                          OPINION OF SELLER'S COUNSEL


          Seller shall deliver to Buyer the written opinion of Seller's counsel and/or special counsel, dated the Closing Date, in scope and form reasonably satisfactory to Buyer, to the following effect:

          (1) Seller is a corporation duly organized and validly existing, under the laws of the jurisdiction of its organization, with full power under its partnership agreement to enter into and perform its respective obligations under the Agreement. Based solely on certificates from public officials, such counsel shall confirm that Seller is qualified to do business in the State of Florida.

          (2) The Agreement and the other documents executed by Seller pursuant thereto (the "Related Documents") have been duly executed by Seller and such action has been duly authorized by all necessary corporate action. The Agreement and the Related Documents, other than the Covenant, constitute the legal, valid, and binding obligations of Seller enforceable in accordance with their terms except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          (3) None of (i) the execution and delivery of the Agreement or the Related Documents by Seller, (ii) the sale of the Station by Seller, or (iii) compliance with the terms and conditions of the Agreement or the Related Documents on the Closing Date will conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's Certificate of Incorporation and Bylaws, or any judgment, decree, order, agreement, lease or other instrument known to counsel to which Seller is a party or by which Seller is legally bound.

          (4) To the knowledge of counsel no suit, action or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement or the Related Documents or that seeks to restrain Seller from carrying out the Transaction or Seller's obligations hereunder.

          (5) To the knowledge of counsel, following reasonable inquiry, there is no outstanding judgment, or any suit, action or claim pending, threatened or deemed by Seller to be probable of assertion, or any governmental proceeding or investigation in progress (other than proceedings affecting radio broadcasters generally) that could reasonably be expected to have an adverse effect upon the Assets or upon the business or operation of the Station after Closing.

          (6) The Station Licenses are all the authorizations, licenses and permits issued by the FCC with respect to the operation of the Station, such Station Licenses are in full force and effect, and none of the Station Licenses is the subject of a pending license renewal application;

          (7) The Commission has granted its consent to the assignment to Buyer of the Station Licenses (the "FCC Approval") and such consent has become a Final Order;

          (8) Other than rulemaking proceedings concerning the radio broadcasting industry generally, (i) there is no FCC judgment, decree or order that has been issued against or in respect of the Station or any of the Station Licenses that would materially impair the operation of the Station, and (ii) there is no notice of violation, proceeding, claim, investigation or other action by or before the FCC, or on appeal from an order of the FCC, pending or threatened against or in respect of the Station or any of the Station Licenses that would materially impair the operation of the Station.

          (9) Except for the FCC Approval, no consent, approval or authorization of, or declaration, registration or filing with, the FCC is required in connection with the execution and delivery of the Agreement or the performance of Seller's obligations under the Agreement; and

          (10) The execution and delivery by Seller of the Agreement and the performance of its obligations under the Agreement do not violate any provision of the Communications Act of 1934, as amended, or the FCC Rules.

          The foregoing opinions shall be for the benefit of and may be relied on by Buyer, Buyer's counsel, and any institutional lender who provides funds to Buyer for the acquisition or operation of the Station. In rendering such opinions, Seller's counsel may rely upon such partnership records of Seller, such certificates of public officials and officers of Seller, and such opinions of special or associate counsel as Seller's counsel deems appropriate.

                                   EXHIBIT C
                           OPINION OF BUYER'S COUNSEL


          Buyer shall deliver to Seller the written opinion of Buyer's counsel, dated the Closing Date, in scope and form reasonably satisfactory to Seller, subject to customary qualifications, to the following effect:

          (1) Buyer is a corporation duly incorporated and validly existing, under the laws of the jurisdiction of its incorporation, with full power under its respective articles of incorporation and by-laws to enter into and perform its respective obligations under the Agreement. Based solely on certificates from public officials, such counsel shall confirm that Buyer is qualified to do business in the State of Florida.

          (2) The Agreement and the other documents executed by Buyer at Closing pursuant thereto (the "Related Documents") have been duly executed by Buyer, and such action has been duly authorized by all necessary corporate action.

          (3) None of (i) the execution and delivery of the Agreement or the Related Documents by Buyer, (ii) the purchase of the Station by Buyer, or (iii) compliance with the terms and conditions of the Agreement or the Related Documents on the Closing Date will conflict with, breach the terms and conditions of, constitute a default under, or violate Buyer's or articles of incorporation or bylaws, respectively, or any judgment, decree, order, agreement, lease or other instrument known to counsel to which Buyer is a party or by which Buyer is legally bound.

          (4) To the knowledge of counsel, no suit, action or proceeding is pending or threatened that questions or may affect the validity of any action to be taken by Buyer pursuant to this Agreement or the Related Documents, or that seeks to restrain Buyer from carrying out the Transaction or Buyer's obligations hereunder.

          In rendering such opinions, Buyer's counsel may rely upon such corporate records of Buyer, such certificates of public officials and officers of Buyer, and such opinions of special or associate counsel as Buyer's counsel deems appropriate.

                                   EXHIBIT D
                                ESCROW AGREEMENT


          This Escrow Agreement ("Agreement") is entered into this ___th day of June, 1996, by and among WEDR, Inc. ("Seller"), Evergreen Media Corporation of Los Angeles ("Buyer"), and Media Venture Partners, acting jointly, as escrow agent ("Escrow Agent").

          Seller and Buyer have entered into a Purchase Agreement ("Purchase Agreement") dated June ___, 1996 for the sale by Seller to Buyer of certain property and assets used and useful in the operation of station WEDR-FM, Miami, Florida (the "Station"). Pursuant to the Purchase Agreement, Buyer is required on this date to deposit Three Million Dollars ($3,000,000) in escrow to secure its obligations under the Purchase Agreement. Buyer and Seller desire that Escrow Agent hold these funds as provided in this Agreement.

          Accordingly, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

          1. Receipt of Escrow Deposit. By its signature below, Escrow Agent acknowledges receipt of Three Million Dollars ($3,000,000) (the "Escrow Deposit") from Buyer.

          2. Investment of Escrow Deposit. The Escrow Deposit shall be invested by Escrow Agent in interest bearing bank accounts or certificates of deposit of federally insured financial institutions or in treasury bills or such other investments as may be directed by the joint written instructions of Seller and Buyer. All interest earned on the Escrow Deposit prior to the Closing Date (or in the event the transactions contemplated by the Purchase Agreement are not consummated, the date that would have been the Closing Date (the "Deemed Closing Date")) shall be the property of, and shall be paid to, Buyer. All interest earned on the Escrow Deposit after the Deemed Closing Date shall be the property of, and shall be paid to Seller.

          3. Release of Escrow Deposit. Escrow Agent shall release the Escrow Deposit only upon receipt of (1) joint written instructions executed by Seller and Buyer, or (2) a final order of a court of competent jurisdiction. An order shall be deemed "final" when, by a lapse of time or otherwise, it is no longer subject to administrative or judicial reconsideration or review. Unless the Escrow Deposit is released prior to the Closing Date (as defined in the Purchase Agreement) pursuant to this Agreement, the Escrow Deposit shall be applied in favor of Buyer against the Purchase Price (as defined in the Purchase Agreement) due on the Closing Date. Escrow Agent shall be authorized to act on any document believed to be genuine and to be signed by the proper party or parties, and will incur no liability in so acting. In the event of any disagreement or presentation of adverse claims or demands in connection with the Escrow Deposit, Escrow Agent may act as stake-holder and deposit the item in dispute with the registry of the court having jurisdiction over the dispute.

          4. Indemnity. Seller and Buyer agree to indemnify and hold Escrow Agent harmless against any loss, claim, damage, liability, or expense incurred in connection with any action, suit, proceeding, claim or alleged liability arising from this Agreement; provided, however, that Escrow Agent shall not be so indemnified or held harmless for its gross negligence or acts in bad faith by it or any of its agents or employees, nor for its breach of this Agreement.

          5. Expenses. All expenses incurred by Escrow Agent in the administration of this Agreement, including reasonable legal costs incurred by Escrow Agent, shall be shared equally by Seller and Buyer. Any expenses incurred by Seller or Buyer in connection with this Agreement shall be borne by the parties incurring the expenses. If there arises a dispute concerning a party's entitlement to some or all of the Escrow Deposit, the prevailing party shall be entitled to recover its reasonable costs (including attorneys' fees) incurred in connection with such dispute.

          6. Notices. All notices and other communications required or permitted pursuant to this Escrow Agreement shall be in writing and be deemed to have been duly given and delivered if mailed by certified mail, return receipt requested, postage prepaid, as follows:

               If to Seller:

                    Rex B. Rivers
                    President
                    WEDR, Inc.
                    Executive Offices
                    Box 626
                    Stuart, Florida 34995

               with copy to:

                    Gary S. Smithwick, Esq.
                    Smithwick & Belendiuk, P.C.
                    1990 M Street, N.W.
                    Washington, D.C.  20036



               If to Buyer:

                    Evergreen Media Corporation of Los Angeles
                    c/o Evergreen Media Corporation
                    433 East Los Colinas Boulevard
                    Suite 1130
                    Irving, Texas  75039
                    Attention: Scott K. Ginsburg, President
               with copy to:

                    Eric L. Bernthal, Esq.
                    Kevin C. Boyle, Esq.
                    Latham & Watkins
                    Suite 1300
                    1001 Pennsylvania Avenue., N.W.
                    Washington, D.C.  20004


               If to Escrow Agent:

                    Charles Giddens
                    Media Venture Partners
                    1650 Tysons Boulevard, Suite 790
                    McLean, Virginia 22102


or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to Escrow Agent shall also be sent to the other party to this Agreement.

          7. Duties of Escrow Agent. The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth herein.

          8. Assignment. Buyer and Seller may assign their rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Purchase Agreement.

          9. Miscellaneous. This Agreement, and with respect to Buyer and Seller, the Purchase Agreement embody the entire agreement and understanding of the parties concerning the Escrow Deposit. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns.

          To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.

                              EVERGREEN MEDIA CORPORATION OF
                              LOS ANGELES



                              By:   _________________________________
                                    Scott K. Ginsburg
                                    President


                              WEDR, INC.



                              By:   _________________________________
                                    Rex B. Rivers
                                    President


                              MEDIA VENTURE PARTNERS



                              By:   _________________________________
                                    Charles Giddens